Exhibit 5.1

ZARIF LAW GROUP P.C.

808 Springwood Avenue, Suite 110

Asbury Park, NJ 07712

July 6, 2026

Z Squared Inc.

550 South Andrews Avenue, Suite 700

Fort Lauderdale, FL 33301

Re: Registration Statement on Form S-3 (File No. 333-297288)

Ladies and Gentlemen:

We have acted as counsel to Z Squared Inc., a Delaware corporation (the “Company”), in connection with the Company’s automatic shelf registration statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “SEC”) on July 7, 2026 and effective automatically upon filing pursuant to Rule 462(e) under the Securities Act of 1933, as amended (the “Act”), including the base prospectus contained therein (the “Base Prospectus”) and the sales agreement prospectus contained therein (together with the Base Prospectus, the “Prospectus”), relating to the offering by the Company of up to a maximum aggregate offering price of $300,000,000 of shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (“Common Stock”), to be issued and sold from time to time in an at-the-market offering pursuant to that certain Sales Agreement, dated as of July 6, 2026 (the “Sales Agreement”), between the Company and Roth Capital Partners, LLC (the “Agent”). The Shares are covered by the Registration Statement, and we understand that the Shares are to be offered and sold in the manner described in the Prospectus. This opinion is being delivered at the request of the Company and in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated by the SEC.

For purposes of this opinion, we have examined such documents and reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinion set forth below. In rendering our opinion, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and sold by the Company and paid for as described in the Prospectus and in accordance with the Sales Agreement, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the General Corporation Law of the State of Delaware and the laws of the State of New York, in each case as currently in effect, and no opinion is expressed with respect to any other laws or any effect that such other laws may have on the opinions expressed herein.

We consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed with the SEC on or about the date hereof, which is incorporated by reference into the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and in each case in any amendment or supplement thereto. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 or Section 11 of the Act, or the rules and regulations of the SEC promulgated thereunder, nor do we admit that we are experts with respect to any part of the Prospectus within the meaning of the term “expert” as used in the Act or the related rules and regulations of the SEC promulgated thereunder.

Very truly yours,

Zarif Law Group P.C.

By:	/s/ Morris C. Zarif